Exhibit 107
Calculation of Filing Fee Tables

Form S-3
(Form Type)

Red River Bancshares, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit (1)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Equity	Common Stock, no par value per share	Other(2)	928,557	$52.56(2)	$48,804,956(2)	0.00015310	$7,473(2)	--	--	--	--
Carry Forward Securities
Carry Forward Securities	Unallocated (Universal) Shelf	(3)	Rule 415(a)(6)	(3)	--	$100,000,000 (3)	--	--	Form S-3	333-266784	August 18, 2022	$9,270
	Total Offering Amounts					$148,804,956		$7,473
	Total Fees Previously Paid							$0.00
	Total Fee Offsets							$0.00
	Net Fee Due							$7,473

(1)	The proposed maximum aggregate offering price will be determined from time to time in connection with the issuance or sale of the securities registered hereunder and is not specified as to each class of security pursuant to Item 16(b) of Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	With respect to the aggregate 928,557 shares of the registrant’s common stock to be offered for resale by the selling stockholders as newly registered securities, the proposed maximum aggregate offering price has been estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act based on the average of the high and low prices reported for the registrant’s common stock traded on The Nasdaq Global Select Market on November 1, 2024 of $52.56 per share.
(3)
There is being registered hereunder an indeterminate number of shares of (a) common stock, (b) preferred stock, (c) depositary shares to purchase preferred stock, (d) debt securities, (e) warrants to purchase common stock or preferred stock, and (f) units, consisting of some or all of these securities in any combination, as may be sold from time to time by the registrant. This is also being registered hereunder an indeterminate number of shares of common stock, preferred stock and debt securities as shall be issuable upon conversion, exchange or exercise of any securities that provide for such issuance. In no event will the aggregate offering price of all types of securities issued by the registrant pursuant to this registration statement exceed $100,000,000. Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or pursuant to anti-dilution provisions of any of the securities. Separate consideration may or may not be received for securities that are issuable upon conversion, exercise or exchange of other securities. If any debt securities are issued at an original discount, then the offering may be in such greater principal amount as shall result in a maximum aggregate offering price not to exceed $100,000,000 after the date hereof.